Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES SHARE REPURCHASES IN THE SECOND QUARTER 2012

ATLANTA, GEORGIA, July 2, 2012: Rollins, Inc., a premier North American consumer and commercial services company (NYSE Ticker Symbol — ROL), announced today share repurchases for the second quarter of 2012 totaling 713,781 shares of its $1 par value common stock at a weighted average price of $21.06 per share with a total of 781,781 shares repurchased year-to-date.  In total, 298,183 additional shares may be purchased under previously approved programs by the Board of Directors.  The program does not have an expiration date.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe and Africa from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding potential repurchases of Company common stock are forward looking statements within the meaning of the Private securities Litigation Reform Act of 1995.  The timing and amount of future stock repurchases are subject to a number of uncertainties, including market conditions, the Company’s liquidity and financial position, and applicable laws and regulations.